Exhibit 10.1

Execution Version

[***] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

AGREEMENT

This Agreement is made and entered into on this 17 day of June, 2013

Between

PROTALIX LTD.

a company duly incorporated under the laws of Israel of 2 Snunit Street, Science Park, P.O. Box 455, Carmiel 20100, Israel

(“Protalix”)

and

ATME Comercio e Serviços Ltda.

a company duly incorporated under the laws of Brazil

of Alameda Tocantis, 75, room 1110, Alphaville, Barueri CEP 06455-020, Sao Paulo, Brazil

(“ATME”)

WHEREAS:	Protalix and ATME entered into that certain May 2012 Agreement (the “Original Agreement”) and this Agreement amends and restates in its entirety the Original Agreement.

WHEREAS:	Protalix is engaged, inter alia, in the development, manufacture, marketing, distribution and sale, both on its own and together with Pfizer, Inc. (“Pfizer”), of a proprietary enzyme replacement therapy product for the treatment of Gaucher Disease based on taliglucerase alfa (the “ Product”; and

WHEREAS	Protalix and Pfizer entered into that certain Exclusive License and Supply Agreement, dated November 30, 2009 (the "Original Pfizer Agreement"), which is expected by Pfizer and Protalix to be amended by letter in 2013 to provide Protalix exclusive rights to commercialize the Product in the Territory (the “Pfizer Amendment”, and the Original Pfizer Agreement, as amended by the Pfizer Amendment, the "Pfizer Agreement"); and

WHEREAS:	Protalix is interested in penetrating the market for the Product(s) in Brazil (the “Territory”) by way of sales of the Product(s) in the Territory and/or entering into a definitive transfer of technology and supply agreement with a manufacturer in, and for, the Territory; and

WHEREAS:	ATME has the requisite knowledge, experience and expertise to assist Protalix in achieving its objectives for the Product(s) in the Brazilian market; and

WHEREAS:	At Protalix’s request and in furtherance of its aims, and based on the parties’ understanding regarding mutually agreeable compensation of ATME if a successful transaction with respect to the Brazilian market were consummated, ATME applied such knowledge, experience and expertise to assist Protalix in its efforts to enter into a definitive agreement to supply the Product(s) to Fundacao Oswaldo Cruz, an agency of the Federal Brazilian Ministry of Health (“Fiocruz”) for distribution and sale in the Brazilian market; and

WHEREAS:	Such assistance from ATME has contributed to the success of such efforts by Protalix which is expected to result in the execution of a definitive Technology Transfer and Supply Agreement in 2013 by and between Protalix and Fiocruz (the “2013 Contract)” and, together with all other agreements with FIOCRUZ that contain substantially the same economics of the 2013 Contract, (the “Other Contract/s”) if any, entered into between Protalix and Fiocruz, within [***] years from the date of the 2013 Contract, for the transfer of technology with respect to, and the supply of, Product(s) to Fiocruz for distribution and sale in the Brazilian market, the “Contracts”); and

WHEREAS:	The parties wish to confirm their understanding regarding the compensation by Protalix of ATME in consideration of such assistance and such contribution by ATME to Protalix’s efforts and success in entering into, and the substantial economic benefits which may be realized by Protalix pursuant to, the Contracts (such assistance and contribution being sometimes referred to as the “Services”).

NOW THEREFORE, it is agreed between the parties hereto that the Original Agreement is hereby amended and restated in its entirety to read as follows:

1.	Fees

1.1.	Upon the terms and subject to the conditions set forth herein, and in reliance on ATME’s representations and warranties contained herein and in the Certification attached hereto as Exhibit A (the “Certification”), Protalix hereby agrees to pay ATME five percent (5%) of its Proceeds under the 2013 Contract and four percent (4%) of its Proceeds under the Other Contract/s (collectively, the “Fees”). For purposes of this Section, “Proceeds” shall mean the revenue for supply of Product(s) actually collected and recognized by Protalix from Fiocruz pursuant to the applicable Contract in accordance with US GAAP or any other accounting practice adopted by Protalix from time to time, after deduction of any commissions or royalties payable to third parties in respect to any activities under the applicable Contract and any amounts refunded for Product returns. For the avoidance of doubt, no (i) amounts paid to Protalix in reimbursement of expenses or for technical services performed pursuant to the applicable Contract; (ii) revenue collected or recognized by Protalix for Product supplied (or agreed to be supplied) at cost and not pursuant to Section 7 of the 2013 Contract (or any similar provision of any other Contract); or (iii) revenue collected or recognized by Protalix for Product supplied (or agreed to be supplied) prior to the date of this Agreement, shall be included in the definition of “Proceeds” under this Agreement. Notwithstanding the foregoing, in the event of a material change in the economic terms of the applicable Contract, the Parties will negotiate in good faith to adjust the Fees to reflect such change in economic terms.

1.2.	The Fees constitute the sole and entire consideration and compensation which ATME is entitled to receive for the Services (and, except to the extent expressly agreed in writing by Protalix and ATME, any other services provided to Protalix by ATME, or any employee or principal thereof, to the extent related to the Product(s) in the Territory). Protalix shall not be required to reimburse ATME for any costs or expenses incurred by ATME in connection with this Agreement, the Services or otherwise, all of which shall be ATME’s sole responsibility.

2.	Terms of Payment

2.1.	Payment of Fees, if any shall have become payable, shall be made within [***] after Protalix receipt of any payment from FIOCRUZ with respect to Proceeds. Protalix shall provide ATME with a quarterly report which shall set forth the amount of Proceeds in respect of the preceding quarter.

2.2.	The Fees shall be paid in the same currency as the Proceeds and shall be inclusive of all sales and other taxes and fees, which shall be borne by ATME.

2.3.	If Protalix is required by applicable law to make any tax deduction, tax withholding or similar payment or withholding from any amount paid or payable by Protalix hereunder, including but not limited to on account of income tax, tax on profit or any other taxes or fees imposed on ATME (“Withholding Tax”), then Protalix shall notify ATME of this requirement and shall deduct the Withholding Tax from the payments referred to above, as prescribed by applicable law and shall not be required to “gross-up” or otherwise increase any such payments to accommodate for such Withholding Tax.

2.4.	Notwithstanding anything to the contrary herein, Protalix shall be obligated to pay the Fees only (i) after ATME has obtained and secured all consents, permits, licenses and approvals, if any, required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, and provided copies thereof to Protalix, [***].

3.	Termination

(a)	This Agreement (i) shall automatically terminate (with respect to the applicable Contract, or as a whole if in relation to all existing Contracts) upon the termination of the applicable Contract for any reason and (ii) may be terminated by Protalix by notice to ATME if the representation or warranty of ATME in Section 7.2.3, 7.2.4 or 7.2.5 shall have been or be inaccurate in any material respect or ATME shall have failed to perform or comply in any material respect with any covenant of ATME contained herein

(b)	Without limiting the generality of paragraph 3(a) and for the avoidance of doubt, Protalix may terminate this Agreement, effective immediately upon notice by Protalix to ATME, if (i) Protalix determines, based on information from sources it reasonably believes are credible, that any representation, warranty or other statement contained in the Certification is inaccurate in any material respect or (ii) ATME shall have failed to perform or comply in any material respect with any covenant or agreement of ATME set forth in the Certification.

(c)	Upon termination of this Agreement in accordance with its terms, all rights and duties of the parties hereunder shall cease, except that (i) ATME shall be entitled to payment of Fees in accordance with the provisions of Section 3 above to the extent such Fees became payable prior to the effective date of termination and provided such termination was not pursuant to clause (ii) of paragraph (a) or pursuant to paragraph (b) of this Section 3, (ii) the provisions of Section 4 below shall survive any such termination and (iii) such termination shall not relieve a party from liability for breach prior to such termination of any representation, warranty, covenant or agreement set forth herein.

4.	Confidentiality

ATME acknowledges that proprietary and/or confidential information of Protalix and/or Pfizer and/or relating to the Product(s), this Agreement and/or any Contract (including, without limitation, information relating to the business, operations, research and development activities, products, technology or other intellectual property of Protalix or Pfizer) may have been obtained by or disclosed to ATME in the course of, for the purpose of, or otherwise in connection with, the performance (or anticipated performance) of, the Services, whether orally, in writing, electronically or in any other form, and whether obtained or disclosed prior to or during the Term (collectively, the “Confidential Information”).

ATME agrees to keep the Confidential Information and the terms of this Agreement and the Contracts in strict confidence and ATME shall not, without the prior written consent of Protalix, disclose such information to any third party. Upon the termination of this Agreement for any reason or upon request by Protalix, ATME shall promptly return to Protalix (or, at Protalix’s option, destroy) any and all Confidential Information and any and all manifestations and copies of the Confidential Information in the possession or control of ATME. The provisions of this Section 4 shall survive any expiration or termination of this Agreement.

5.	Independent Contractor

ATME has been, is and shall remain at all times an independent contractor for all purposes (including, but not limited to employee benefits, unemployment benefits, income tax withholding, health and other insurance), and is not, and shall not represent itself as, the agent, partner, officer or employee of Protalix. The Parties acknowledge and agree that ATME has assisted Protalix only in relation to the Contracts and has not been appointed an agent of Protalix, as defined under the Brazilian Agency Law or any other applicable law, and, therefore, is not entitled to any benefits, payments, protections or indemnities established by any such laws.

For the removal of doubt, ATME has had, currently has, and shall have, no authority to bind or commit Protalix by or to any contract or otherwise.

6.	Costs and Expenses

Each party shall bear all of its own costs and expenses incurred both directly or indirectly as a result of performing its obligations under this Agreement.

7.	Additional Representations, Warranties and Covenants of ATME

7.1.	ATME acknowledges that it has been advised that Protalix is a party to the Pfizer Agreement which addresses, inter alia, Protalix’s rights to register, manufacture, market, distribute and sell the Product in the Territory, and that it is subject to certain restrictions thereunder. ATME hereby represents and warrants to Protalix, and covenants with Protalix, that it shall not have any claim against Protalix, of any nature, in respect of the exercise, by Pfizer, of its rights under the Pfizer Agreement, regardless of whether ATME was previously informed of such rights or not;

7.2.	ATME hereby further represents and warrants to Protalix, and covenants with Protalix, that

7.2.1.	it does not have any pre-existing obligations that are inconsistent with this Agreement;

7.2.2.	so long as ATME remains entitled to receive Fees hereunder, it shall not render services to any other person or entity to facilitate, directly or indirectly, the promotion, marketing or sale in Brazil of any product for the treatment of Gaucher Disease or any other Product covered under any Contract.

7.2.3.	in its performance of the Services and otherwise in connection with its activities, communications and other conduct relating, directly or indirectly, to any Contract or this Agreement, it has complied, and shall comply, with all, and has not taken and shall not take any action that would cause Protalix to violate any, (i) applicable laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), including but not limited to acquiring and maintaining any consents, permits, licenses and approvals and fulfilling any reporting requirements which may be applicable to the Services or this Agreement, in the Territory, and (ii) of Pfizer’s Anti-Bribery and Anti-Corruption Principles set forth on Appendix 10.1(t) of the Pfizer Agreement, a copy of which is attached hereto as Exhibit B (for this purpose substituting throughout such document “Protalix” for “Pfizer” in each place that the word “Pfizer” appears (the “Principles”));

7.2.4.	the representations, warranties and other statements contained in the Certification are true and correct, and ATME has performed and complied, and will perform and comply, with the covenants and agreements of ATME set forth therein.

7.2.5.	it has not employed or utilized as a subcontractor or otherwise, does not currently employ or utilize as a subcontractor or otherwise, and will not employ or utilize as a subcontractor or otherwise, any person that has been debarred or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the ANVISA or any other Governmental Authority or professional body with respect to the performance of scientific or clinical investigations, or any person finally convicted of a criminal offense, with no existing rights to appeal such conviction, in relation to: (i) the development or approval (including the process for development or approval) of an abbreviated drug application; (ii) the development or approval of any drug product or otherwise relating to the regulation of any drug product; or (iii) bribery payment of illegal gratuities, fraud, perjury, racketeering, blackmail, extortion, falsification or destruction of records or interference with, obstructions of an investigation into a prosecution of any criminal offense; and

7.2.6.	[***]

7.2.7.	Protalix will allow ATME or independent accounting firm or law firm designated by Protalix, periodic, but not less than annually, access to Protalix’s relevant books and records for the purpose of confirming the accuracy of the quarterly reports provided by Protalix to ATME hereunder.

7.3.	ATME shall provide Protalix with an updated executed copy of the Certification annually for five (5) years after the execution of the 2013 Contract.

7.4.	[***]

8.	Pfizer Indemnification Agreement; Indemnification of Protalix

8.1.	ATME hereby agrees that neither ATME nor [***] and/or any of their affiliates, principals, officers, directors, employees, owners, family members, agents, contractors, or consultants, whether such persons are acting independently or as agents of [***] and/or ATME (each such person or entity, together with [***] and/or ATME, an "ATME Person") will assert any claims against Pfizer for which Protalix has indemnified Pfizer pursuant to Protalix's agreement to indemnify Pfizer against any claims asserted by any ATME Person and certain other claims relating to Protalix's relationship and interactions with ATME (the “Pfizer Indemnification”).

8.2.	ATME shall indemnify, defend and hold Protalix and its affiliates, and their respective directors, officers, shareholders, representatives, agents, successors, assigns, licensors and employees harmless from and against all liability, claims, losses, damages, causes of actions, and costs and expenses (including reasonable attorney’s fees) resulting from or arising out of (a) any acts or omissions of ATME in connection with ATME’s performance of the Services, (b) the inaccuracy or breach of any representation, warranty, covenant or agreement made by ATME in this Agreement or in the Certification or the Principles, (c) any acts or omissions of ATME or of any principal, owner, affiliate, officer, director, employee, contractor, consultant or agent of ATME that are inconsistent with ATME's agreement not to assert claims against Pfizer set forth in Section 8.1 above, (d) any inquiry, investigation, litigation or proceeding by a governmental authority or third party regarding any ATME Person in connection with the commercialization of the Product in Brazil by Protalix, any Contract, or any other actions of an ATME Person on behalf of Protalix, or (e) any amounts Protalix is required to pay to Pfizer under the Pfizer Indemnification. The provisions of this Section 8 shall survive any termination of this Agreement.

9.	Notices

Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly served (i) if personally delivered, when actually delivered; (ii) if sent by facsimile, upon transmission thereof (receipt of which has been orally confirmed by the recipient); or (iii) 7 (seven) business days after being mailed, postage prepaid, return receipt requested, if sent by registered mail and addressed to the address of the parties set out below or in accordance with such other address information as the party to receive notice may provide in writing to the other party in accordance with the above notice provisions.

If to Protalix:

Protalix Ltd.

2 Snunit Street Science Park

P.O. Box 455

Carmiel 20100

Israel

Facsimile: + 972-4-988-8092

Attention: Dr David Aviezer CEO

If to ATME:

ATME Comercio e Serviços Ltda.

Alameda Tocantes, 75

Alphaville, Barueri, CEP 06455-020

Sao Paulo Brazil

Facsimile: +55.11-4195-6621

Attention: Abraham Meizler

10.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Israel, without giving effect to its principles of conflicts of law that direct that the laws of another jurisdiction apply and the parties hereto hereby submit to the exclusive jurisdiction of the competent courts in Tel-Aviv- Jaffa. Notwithstanding the foregoing, Protalix may apply to any court of competent jurisdiction in Brazil or any other applicable jurisdiction for injunctive or other equitable relief or to enforce any judgment obtained against ATME in connection with this Agreement.

11.	Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the parties hereto in respect of their Product-related collaboration in the Territory, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof. This Agreement may only be amended by a written document signed by both of the parties to this Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.	Assignment

ATME is not entitled to assign or transfer this Agreement or any rights or obligations hereunder, without the prior written consent of Protalix which may be withheld in its sole and absolute discretion. Protalix shall have the right to assign its rights and obligations pursuant to this Agreement, in whole or in part, to Pfizer or any other party which may have an interest in the applicable Product; provided that it provides written notice to ATME following such assignment.

13.	Severability

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction determines that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement.

14.	Waivers

No waiver of any term of this Agreement shall be effective unless set forth in writing and duly executed by or on behalf of the party hereto waiving such term or condition. Neither the waiver of any term or condition of this Agreement, nor the failure to enforce or exercise any rights or remedies available under this Agreement, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach of this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

15.	Publicity

ATME shall not make any press release or public statement (written or oral) concerning the terms of, or events related to, this Agreement or any Contract, or concerning the Services, Protalix, Pfizer, or the Product(s), without the prior written consent of Protalix which may be withheld in its sole and absolute discretion.

16.	Counterparts

This Agreement may be executed in counterparts (including counterparts transmitted by facsimile), each of which shall be deemed to be an original, but which taken together shall be deemed to be an original and to constitute one and the same instrument.

[Intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first aforementioned.

PROTALIX LTD.		ATME Comercio e Serviços Ltda.

By:	/s/ David Aviezer	By:	/s/ Abraham Meizler
Name:	David Aviezer	Name:	Abraham Meizler
Title:	CEO	Title:	President/Partner
Date:	June 18, 2013	Date:	June 17, 2013

Exhibit A

Certification

[***]

Exhibit B

Pfizer's Anti-Bribery and Anti-Corruption Principles

[***]

Exhibit C

Training Completion Form

[***]